I'm excited to tell you about a new painting by Hernan Bas. It's an enormous example of his most desired style.

29% SOLD OUT

- 3 of his top 4 auction prices are of this style: large landscapes with a solitary figure.
- Huge momentum: his top 4 auction results were achieved either this year or last.
- Between 2019 and 2023, the average price for a Bas painting increased 4x.

At 96 x 108 inches, this painting is massive in scale. In fact, it's larger than his third and fourth highest results, and the same size as his second highest, which is a direct comparable.

Sold November 2022
$1,441,058



The Bats and the Barn Bridge, 2008, mixed media on linen, 83 7/8 x 120 1/8 in.

Our Offering
$898,000



We believe Bas' market is poised to go up. That's due to his tastemaking collectors, like the Rubell Family, who helped propagate the careers of Haring and Basquiat.

Just shoot me a reply if you'd like me to send over more information!

Thanks,
Anthony DeSimone

SVP, Investor Relations
MASTERWORKS

www.masterworks.com
225 Liberty St. 29th Floor, New York, NY 10281